Exhibit 4.1

December 27, 2010

Re:	Common Stock and Warrant Purchase Agreement Dated as of March 28, 2002, as amended (the “Purchase Agreement”)

Gentlemen:

Reference is made to the Purchase Agreement and the common stock purchase warrants issued pursuant thereto and currently outstanding as listed on Exhibit A attached to this letter (the “Warrants”).

The Warrants have an expiration date, as extended, of December 31, 2010 (the “Expiration Date”).  The Company has extended the Expiration Date to January 31, 2011.  The Company represents and warrants to each of the holders of the Warrants that all necessary corporate action to authorize the extension of the Expiration Date has been taken and the Company has full power and authority to issue this letter.

For our records, please acknowledge receipt of this letter and your consent to the extension of the Expiration Date of the Warrants to January 31, 2011 by countersigning this letter where indicated below.

EVERGREEN ENERGY INC.

By:______________________________
Thomas B. Stoner, Chief Executive
Officer

1225 17th Street, Suite 1300
Denver, CO USA 80202-5506
www.evgenergy.com

The undersigned investors acknowledge and agree to the terms of this letter:

By: {Warrant holder}

1225 17th Street, Suite 1300
Denver, CO USA 80202-5506
www.evgenergy.com

EXHIBIT A

Outstanding Warrants

1225 17th Street, Suite 1300
Denver, CO USA 80202-5506
www.evgenergy.com